Global
Perspective
Portfolio


December 31, 1996
Annual Report


                                                               [LOGO]DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
ANNUAL REPORT
1996

Dear Limited Partner:

This marks the fifth annual report for the Global Perspective Portfolio L.P. (the "Fund"). The Fund began the year trading at a Net Asset Value per Unit of $796.35 and finished 1996 at a Net Asset Value per Unit of $870.11, a net gain of 9.3%. The Fund has decreased by 13.0% since its inception of trading in March 1992 ( a compound annualized return of -2.8%).

The Fund recorded gains during January as short Japanese yen positions profited from a decline in value versus the U.S. dollar. Smaller currency gains were recorded from short positions in the Swiss franc, German mark and British pound as the value of these currencies also moved lower during the month. Additional gains were recorded in the financial futures markets due to an increase in European bond futures prices. The Fund recorded significant losses during February due to a sharp trend reversal in the value of the Japanese yen and most major European currencies. Additional losses were recorded from previously established long positions in global interest rate and stock index futures as this previous upward trend also reversed sharply. During March, losses were experienced from trading Japanese, European and Australian interest rate and stock index futures as prices moved in a short-term volatile pattern. Smaller losses were experienced from trading gold and copper futures as prices in these markets moved in a trendless pattern.

During April, the Fund recorded gains from short German mark and Swiss franc positions as the value of these currencies moved lower relative to the U.S. dollar. Additional gains were recorded in the agricultural and energy markets. In May, the Fund recorded losses from trading global interest rate and stock index futures as prices moved in a trendless pattern. Additional losses were experienced in currencies from transactions involving the Japanese yen and German mark as the value of these currencies moved in a choppy pattern. The Fund experienced relatively flat performance during June as gains in metals and energies offset losses in global interest rate futures.

In July, gains were recorded from transactions involving the German mark and most other European currencies. Smaller gains were recorded in the soft commodities and metals markets. A majority of these gains was offset by losses in the energy and financial futures markets. The Fund recorded losses during August from long German mark positions as its value moved lower versus the U.S. dollar. Additional losses were recorded from transactions involving the Swiss franc and Japanese yen. Gains from long positions in energy and financial futures markets offset a portion of these losses as prices in these markets moved higher during the month. During September, profits were recorded from long positions in Japanese, French and Italian interest rate futures as international bond futures prices moved higher. Additional gains were recorded as oil prices continued to trend higher. Smaller gains were recorded in the currency, agricultural and metals markets.

Significant gains were recorded during October as long positions in Japanese, U.S., European and Australian interest rate futures profited from a continued upward move in international bond futures prices. Substantial gains were also recorded from short Japanese yen positions as its value moved lower relative to the U.S. dollar and other world currencies. The Fund also recorded strong gains during November from long positions in European and U.S. interest rate futures as global bond futures prices continued to trend higher. Additional gains were recorded from long copper and natural gas futures positions as prices in these markets also moved higher. During December, losses were recorded as a result of a sudden reversal in global interest rate futures prices early in the month. Additional losses were recorded in energies and metals as prices moved in a short-term volatile pattern.

Overall, the Fund recorded net profits for the year due primarily to trading in the currency markets between July and October. Additional gains were recorded in the energy markets from an increase in gas prices late in the year. Although significant gains were recorded in global interest rate futures as strong trends prevailed later in the year, overall net losses were recorded within this market complex for the year from trendless price movement during a majority of the first and second quarters.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048, or your Dean Witter Account Executive.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

    Sincerely,

    /s/ Mark J. Hawley
    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying statements of financial condition of Dean Witter Global Perspective Portfolio L.P. (the "Partnership") as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Global Perspective Portfolio L.P. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
February 17, 1997
New York, New York

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
STATEMENTS OF FINANCIAL CONDITION

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1996       1995
                                                    ---------- ----------
                                                        $          $
                                 ASSETS
Equity in Commodity futures trading accounts:
 Cash                                               20,791,474 23,419,888
 Net unrealized gain on open contracts               1,076,373  1,234,614
 Net option premiums                                   109,179     68,262
                                                    ---------- ----------
 Total Trading Equity                               21,977,026 24,722,764
Due from DWR                                           218,310     43,173
Interest receivable (DWR)                               72,072     86,133
                                                    ---------- ----------
 Total Assets                                       22,267,408 24,852,070
                                                    ========== ==========
                    LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Redemptions payable                                   448,724    360,179
 Accrued brokerage commissions (DWR)                    91,914     60,522
 Accrued management fees                                55,367     61,428
 Accrued administrative expenses                        19,045     20,150
 Accrued transaction fees and costs                      9,353      5,275
                                                    ---------- ----------
 Total Liabilities                                     624,403    507,554
                                                    ---------- ----------
PARTNERS' CAPITAL
 Limited Partners (24,157.801 and 29,854.232 Units,
   respectively)                                    21,020,037 23,774,361
 General Partner (715.962 Units)                       622,968    570,155
                                                    ---------- ----------
 Total Partners' Capital                            21,643,005 24,344,516
                                                    ---------- ----------
 Total Liabilities and Partners' Capital            22,267,408 24,852,070
                                                    ========== ==========
NET ASSET VALUE PER UNIT                                870.11     796.35
                                                    ========== ==========


   The accompanying notes are an integral part of these financial statements.

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
STATEMENTS OF OPERATIONS

                                        FOR THE YEARS
                                            ENDED
                                        DECEMBER 31,
                               ---------------------------------
                                 1996       1995        1994
                               ---------  ---------  -----------
                                   $          $           $
REVENUES
Trading Profit (Loss):
 Realized                      3,670,678  6,709,102  (11,864,810)
 Net change in unrealized       (158,241)  (238,638)  (1,184,566)
                               ---------  ---------  -----------
  Total Trading Results        3,512,437  6,470,464  (13,049,376)
Interest income (DWR)            863,444  1,253,250    1,331,532
                               ---------  ---------  -----------
  Total Revenues               4,375,881  7,723,714  (11,717,844)
                               ---------  ---------  -----------
EXPENSES
Brokerage commissions (DWR)    1,679,928  1,972,567    2,958,010
Management fees                  668,857    861,074    1,195,370
Transaction fees and costs       205,461    260,306      314,741
Administrative expenses           55,559     43,112       82,000
                               ---------  ---------  -----------
  Total Expenses               2,609,805  3,137,059    4,550,121
                               ---------  ---------  -----------
NET INCOME (LOSS)              1,766,076  4,586,655  (16,267,965)
                               =========  =========  ===========
NET INCOME (LOSS) ALLOCATION:
Limited Partners               1,713,263  4,504,824  (16,042,127)
General Partner                   52,813     81,831     (225,838)
NET INCOME (LOSS) PER UNIT:
Limited Partners                   73.76     114.30      (315.44)
General Partner                    73.76     114.30      (315.44)

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                              UNITS OF
                             PARTNERSHIP    LIMITED    GENERAL
                              INTEREST     PARTNERS    PARTNER      TOTAL
                             -----------  -----------  --------  -----------
                                               $          $           $
Partners' Capital, December
31, 1993                      56,825.391   55,968,381   714,162   56,682,543
Net Loss                             --   (16,042,127) (225,838) (16,267,965)
Redemptions                  (14,839.600) (11,778,068)      --   (11,778,068)
                             -----------  -----------  --------  -----------
Partners' Capital, December
31, 1994                      41,985.791   28,148,186   488,324   28,636,510
Net Income                           --     4,504,824    81,831    4,586,655
Redemptions                  (11,415.597)  (8,878,649)      --    (8,878,649)
                             -----------  -----------  --------  -----------
Partners' Capital, December
31, 1995                      30,570.194   23,774,361   570,155   24,344,516
Net Income                           --     1,713,263    52,813    1,766,076
Redemptions                   (5,696.431)  (4,467,587)      --    (4,467,587)
                             -----------  -----------  --------  -----------
Partners' Capital,
December 31, 1996             24,873.763   21,020,037   622,968   21,643,005
                             ===========  ===========  ========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
STATEMENTS OF CASH FLOWS

                                                    FOR THE YEARS
                                                        ENDED
                                                    DECEMBER  31,
                                          -----------------------------------
                                             1996        1995        1994
                                          ----------  ----------  -----------
                                              $           $            $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                          1,766,076   4,586,655  (16,267,965)
Noncash item included in net income
  (loss):
 Net change in unrealized                    158,241     238,638    1,184,566
(Increase) decrease in operating assets:
 Net option premiums                         (40,917)    208,438      (38,838)
 Due from DWR                               (175,137)    112,812       76,612
 Interest receivable (DWR)                    14,061      30,462        1,432
Increase (decrease) in operating
  liabilities:
 Accrued brokerage commissions (DWR)          31,392      22,754      (21,400)
 Accrued management fees                      (6,061)    (12,299)     (69,685)
 Accrued administrative expenses              (1,105)      9,832      (93,281)
 Accrued transaction fees
    and costs                                  4,078       2,823       (1,102)
 Incentive fees payable                          --          --      (118,802)
                                          ----------  ----------  -----------
Net cash provided by (used for)
  operating activities                     1,750,628   5,200,115  (15,348,463)
                                          ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in redemptions
  payable                                     88,545    (615,348)     436,519
Redemptions of units                      (4,467,587) (8,878,649) (11,778,068)
                                          ----------  ----------  -----------
Net cash used for financing activities    (4,379,042) (9,493,997) (11,341,549)
                                          ----------  ----------  -----------
Net decrease in cash                      (2,628,414) (4,293,882) (26,690,012)
Balance at beginning of period            23,419,888  27,713,770   54,403,782
                                          ----------  ----------  -----------
Balance at end of period                  20,791,474  23,419,888   27,713,770
                                          ==========  ==========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Global Perspective Portfolio L.P. (the "Partnership") is a limited partnership organized to engage in the speculative trading of commodity futures contracts, commodity options contracts and forward contracts on foreign currencies. The general partner for the Partnership is Demeter Management Corporation ("Demeter"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). Both DWR and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD"). Demeter has retained Abacus Asset Management Inc. ("AAM"), ELM Financial, Inc. ("ELM"), EMC Capital Management, Inc. ("EMC"), and Millburn Ridgefield Corporation ("Millburn") as the trading advisors of the Partnership.

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts, commodity options and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays the Partnership interest income based upon 80% of the average daily Net Assets for the month at a rate equal to the average yield on 13-week U.S. Treasury Bills issued during such month. For purposes of such interest payments, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

liability related to unrealized gains or losses on open contracts and the net option premiums paid and/or received. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

BROKERAGE COMMISSIONS AND RELATED TRANSACTION FEES AND COSTS--The Partnership accrues brokerage commissions on a half-turn basis at 80% of DWR's published non-member rates. Transaction fees and costs are accrued on a half-turn basis.

Prior to September 1, 1996, brokerage commissions were capped at 3/4 of 1% per month of the Net Assets allocated to each trading advisor as defined in the Limited Partnership Agreement.

Effective September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership have been capped at 13/20 of 1% per month of the Partnership's month-end Net Assets as defined in the Limited Partnership Agreement.

OPERATING EXPENSES--The Partnership bears all operating expenses related to its trading activities, to a maximum of 1/4 of 1% annually of the Partnership's average month-end Net Assets. These include filing fees, clerical, administrative, auditing, accounting, mailing, printing, and other incidental operating expenses as permitted by the Limited Partnership Agreement. In addition, the Partnership incurs a monthly management fee and may incur an incentive fee. Demeter bears all other operating expenses.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of any month upon five business days advance notice by redemption form to Demeter.

DISTRIBUTIONS--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025 or at an earlier date if certain conditions set forth in the Limited Partnership Agreement occur.

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. RELATED PARTY TRANSACTIONS

The Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1. Under its Customer Agreement with DWR, the Partnership pays DWR brokerage commissions as described in Note 1.


3. TRADING ADVISORS

Compensation to AAM, ELM, EMC and Millburn consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The Partnership pays a monthly management fee equal to 1/4 of 1% per month of the Partnership's adjusted Net Assets, as defined in the Limited Partnership Agreement, as of the last day of each month.

INCENTIVE FEE--The Partnership will pay a quarterly incentive fee to each trading advisor equal to 17.5% of the trading advisor's "Trading Profits", as defined in the Limited Partnership Agreement, experienced by the Net Assets allocated to such trading advisor as of the end of each calendar quarter. If a trading advisor has experienced "Trading Losses" with respect to its allocated Net Assets at the time of any supplemental closing, the trading advisor must earn back such losses plus a pro rata amount related to the funds allocated to the trading advisor at such supplemental closing before the trading advisor is eligible for an incentive fee. Such incentive fee is accrued in each month in which "Trading Profits" occur. In those months in which "Trading Profits" are negative, previous accruals, if any, during the incentive period will be reduced. In those instances in which a Limited Partner redeems an investment, the incentive fee (if earned through a redemption date) is to be paid to such advisor on those redemptions in the month of such redemptions.

4. FINANCIAL INSTRUMENTS

The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995, open contracts were:

                         CONTRACT OR NOTIONAL AMOUNT
                         ----------------------------
                             1996           1995
                         ------------- --------------
                               $             $
EXCHANGE-TRADED CONTRACTS
Financial Futures:
 Commitments to Purchase    21,821,000    141,476,000
 Commitments to Sell        86,598,000    165,550,000
Commodity Futures:
 Commitments to Purchase     4,784,000     16,278,000
 Commitments to Sell        12,396,000      1,553,000
Foreign Futures:
 Commitments to Purchase    89,863,000     82,927,000
 Commitments to Sell         5,713,000      2,427,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS
 Commitments to Purchase    29,783,000     35,918,000
 Commitments to Sell        36,562,000     42,656,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled $1,076,373 and $1,234,614 at December 31, 1996 and 1995,
respectively.

Of the $1,076,373 net unrealized gain on open contracts at December 31, 1996, $1,046,658 related to exchange-traded futures contracts and $29,715 related to off-exchange-traded forward currency contracts. Of the $1,234,614 net unrealized gain on open contracts at December 31, 1995, $1,324,193 related to exchange-traded futures contracts and $(89,579) related to off-exchange-traded forward currency contracts.

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995 mature through June 1998 and December 1996, respectively. Off-exchange-traded forward currency contractsheld by the Partnership at December 31, 1996 and1995 mature through January 1997 and January 1996, respectively. The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statements of Financial Condition.

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnership's assets. Exchange-traded futures and options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnership's exchange-traded futures and options contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures and option contracts including an amount equal to the net unrealized gain on all open futures and option contracts which, funds totaled $21,838,132 and $24,744,081 at December 31, 1996 and 1995,
respectively. With respect to the Partnership's off-exchange-traded forward currency and option contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward and option contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

For the years ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                                         1996
                                                ----------------------
                                                  ASSETS   LIABILITIES
                                                ---------- -----------
                                                    $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              50,976,000 52,598,000
 Options on Financial Futures                    9,545,000        --
 Commodity Futures                               7,374,000  6,609,013
 Foreign Futures                                59,550,000 15,161,000
 Options on Foreign Futures                        541,000        --
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  35,955,000 41,296,000
                                                         1995
                                                ----------------------
                                                  ASSETS   LIABILITIES
                                                ---------- -----------
                                                    $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              71,464,000  9,382,000
 Commodity Futures                               7,622,000  5,285,000
 Foreign Futures                                35,765,000 32,750,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  40,881,000 87,448,000

DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

5. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures & Currency Management Inc., DWD (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interest in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

DEAN WITTER REYNOLDS INC.
Two World Trade Center
62nd Floor
New York, NY 10048
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